SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 29,  2010

ABSOLUTE LIFE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53446	71-1013330
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

45 Broadway, 6th Floor

New York, NY 10006

(Address of principal executive offices)

(212) 201-4070

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 29, 2010, the Board elected Sy Stern, age 38 to the Board.

Mr. Stern’s primary area of expertise lies in the areas of accounting and taxation.  He served as a tax manager in the PricewaterhouseCoopers and Ernst & Young Insurance Tax practices.    He has spoken at several tax forums about the state taxation of insurance companies most recently at the National Premium Tax Conference in Reno, Nevada.

Mr. Stern began working in a small private tax and accounting practice in upstate New York in 1998.  He then joined the accounting firm of PricewaterhouseCoopers LLP in New York City as an Associate in Tax in October of 1999, was promoted to Senior Associate in July of 2001, and to Tax Manager in September of 2003. In January of 2006, he started working as a Tax Manager for Ernst & Young, LLP up until July 2007 when he became a partner in the law firm of Polter and Stern, LLP.  He is currently the managing member of Stern Professional Group LLC in New York and a partner in the law firm of Stern and Stern LLP.

Mr. Stern has also functioned as CFO for a real estate development joint venture and as controller for a large staffing company.

Mr. Stern earned his J.D. at New York Law School in May of 1998, and his MBA in Accounting at the Pace University, Lubin School of Business in September of 1999.

Mr. Stern is currently a member of good standing in the New York State Bar Association and the New Jersey State Bar Association.  He is also a Certified Public Accountant licensed in the State of New York.

Item 8.01 Other Events

On December 29, 2010, the board of directors (the “Board”) of Absolute Life Solutions, Inc. (the “Company”) increased the size of the Board from three directors to four, effective immediately.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  December 30, 2010

ABSOLUTE LIFE SOLUTIONS, INC.

By:	/s/ Avrohom Oratz
Avrohom Oratz
Chief Financial Officer